Exhibit 99.1

FOR IMMEDIATE RELEASE

Syniverse Reports Third Quarter 2008 Results

Company achieves record net revenues of $135.8 million for quarter

TAMPA, Fla. – Nov. 5, 2008 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of technology and business solutions for the global telecommunications industry, today reported results for the third quarter 2008.

•	Total revenue for third quarter 2008 was $137.2 million, a 36.8% increase compared to third quarter 2007.

•	Net revenue, which excludes off-network database queries, was $135.8 million, a 36.9% increase compared to third quarter 2007.

•	Net income was $25.5 million, or $0.37 per diluted share, 54.5% and 53.2% increases respectively, compared to third quarter 2007.

•	Cash net income, a non-GAAP financial measure described below, was $34.2 million, or $0.50 per diluted share, 54.7% and 53.4% increases, respectively, compared to third quarter 2007.

•	Adjusted EBITDA, a non-GAAP financial measure described below, was $67.6 million, a 51.0% increase compared to third quarter 2007.

•	Cash flow from operations was $45.8 million, a 56.3% increase compared to the third quarter 2007.

“I am pleased to report that Syniverse has once again achieved solid results this quarter,” said Tony Holcombe, President and CEO. “Our seventh consecutive quarter of organic growth was driven by the ongoing strong performance of our technology interoperability business. The people and technology investments we made early last year continue to generate solid returns for our shareholders. Furthermore, a global renewal rate of 99 percent is a clear proof point of the service quality and value we provide our customers.”

David Hitchcock, Executive Vice President and CFO, added, “I am proud to announce that the company generated record quarterly net revenues of $135.8 million as a result of organic growth that exceeded 20%. These results contributed free cash flow of $36.7 million for the quarter.”

Please refer to the information set forth below under the captions “Non-GAAP Measures” and “Reconciliation of Non-GAAP Measures to GAAP” for an explanation of non-GAAP financial measures as well as a reconciliation of such non-GAAP financial measures to GAAP financial measures.

Syniverse Technologies  |   8125 Highwoods Palm Way, Tampa, FL USA 33647-1776  |  1.813.637.5000  |  www.syniverse.com

Third Quarter 2008 Service Line Revenue

Technology Interoperability Services

Technology interoperability services revenues were $88.6 million in the quarter, a 73.6% increase compared to third quarter 2007. The increase includes $15.8 million of revenues attributable to BSG Wireless, which was included in Syniverse’s income statement beginning on January.1, 2008. Excluding revenues from BSG Wireless, technology interoperability revenue grew 42.7%, driven by increases in messaging and mobile data services, clearing house services and UniRoam®.

Network Services

Network services revenues were $31.1 million in the quarter, a 2.8% decrease compared to third quarter 2007. Increases in SS7 transport, data networking and Visibility® Services were offset by expected continued declines in other parts of the segment.

Number Portability Services

Number portability services revenues were $8.1 million in the quarter, a 14.4% increase compared to third quarter 2007. Results were driven by increased porting volumes in 2008.

Call Processing Services

Call processing services revenues were $7.5 million in the quarter, a 7.9% decrease compared to third quarter 2007. This decrease was primarily due to continued declines in legacy fraud-related services.

Enterprise Solutions

Enterprise solutions revenues were $0.5 million in third quarter 2008.

Off-Network Database Queries (Pass-Through)

Pass-through revenues for third quarter 2008 were $1.4 million.

Third Quarter 2008 Business Highlights

•	The successful integration of BSG Wireless continues on schedule.

•

Colibria and Syniverse announced a joint development agreement for an advanced messaging hub that will drive seamless interworking and interconnections between IM, SMS, MMS and presence applications for mobile operators.

•	Entel PCS switched to Syniverse’ complete set of roaming solutions.

•	Verizon Wireless and Syniverse announced a three-year contract extension for ongoing data clearing and roaming services.

Outlook

Syniverse reiterates its existing guidance for 2008:

Net Revenues	$485 - 495 million
Net Income	$69 - 74 million
Adjusted EBITDA	$223 - $230 million
Cash Net Income	$105 - $110 million
Operating Free Cash Flow	in excess of $118 million

Assuming we continue to be successful integrating BSG Wireless, Syniverse expects to realize approximately $12 million of annualized cost savings. Approximately $4 million of the expected cost savings are expected to be realized in 2008, with the remainder to be realized in 2009. Adjusted EBITDA and Cash Net income have been adjusted to exclude the one-time costs related to integrating the businesses and the duplicative costs that are expected to be eliminated by the end of 2009.

Syniverse Technologies  |   8125 Highwoods Palm Way, Tampa, FL USA 33647-1776  |  1.813.637.5000  |  www.syniverse.com

Non-GAAP Measures

Syniverse’s cash net income is determined by first calculating adjusted net income. Adjusted net income is calculated by (i) adding the following items to net income: provision for income taxes, restructuring, SFAS 123R non-cash compensation, purchase accounting amortization and BSG Wireless transition expenses, (ii) adjusting the resulting pre-tax sum for a provision for income taxes at an assumed long-term tax rate of 39%, which excludes the effect of our net operating losses, and (iii) addint to that sum the cash benefit of our tax-deductible goodwill. The cash benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet which primarily is the result of acquisitions that we made from Verizon and IOS North America. Specifically, while this goodwill is not amortized for GAAP purposes, the amortization of goodwill is nonetheless deductible in calculating our taxable income and, hence, reduces actual cash tax liabilities.

Syniverse’s Adjusted EBITDA is determined by adding the following items to net income: interest expense, net, provision for income taxes, depreciation and amortization, restructuring, SFAS 123R non-cash compensation, and BSG Wireless transition expenses.

Syniverse’s operating free cash flow is determined by adding the following items to (or subtracting them from) net cash provided by operating activities: (capital expenditures), (cash received in legal settlement), change in working capital due to ITHL contingent payment and change in working capital due to payment of BSG pre-acquisition contractual obligation.

A reconciliation of each of adjusted net income, cash net income and Adjusted EBITDA to net income, the closest GAAP financial measure, is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Measures to GAAP.” A reconciliation of operating free cash flow to net cash provided by operating activities, the closest GAAP measure, is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Measures to GAAP.”

We present adjusted net income and cash net income because we believe they provide useful information regarding our operating results in addition to our GAAP measures. We believe that adjusted net income provides our investors with valuable insight into our profitability exclusive of certain adjustments. In addition, cash net income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. We rely on adjusted net income and cash net income as primary measures of Syniverse’s earnings exclusive of these certain and other non-cash cash charges.

We present Adjusted EBITDA and operating free cash flow because we believe that Adjusted EBITDA and operating free cash flow provide useful information regarding our continuing operating results. We rely on Adjusted EBITDA and operating free cash flow as primary measures to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA and operating free cash flow to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we utilize Adjusted EBITDA and operating free cash flow as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that the disclosure of Adjusted EBITDA, operating free cash flow, adjusted net income and cash net income is useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Syniverse Technologies  |   8125 Highwoods Palm Way, Tampa, FL USA 33647-1776  |  1.813.637.5000  |  www.syniverse.com

Adjusted EBITDA, operating free cash flow, adjusted net income and cash net income have limitations as analytical tools, and you should not rely upon them, or consider them in isolation or as a substitute for GAAP measures, such as net income, cash flows from operating activities, and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, Adjusted EBITDA and operating free Cash Flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Adjusted net income and cash net income also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using Adjusted EBITDA, operating free cash flow, adjusted net income and cash net income as supplemental information only.

Third Quarter 2008 Earnings Call

Syniverse will host a conference call today at 4:30 p.m. ET to discuss these results, and the accompanying slides for the conference call have been posted to the Syniverse website at www.syniverse.com. To participate on this call, U.S. callers may dial toll-free free 1-866-713-8565; international callers may dial direct (+1) 617-597-5324. The passcode for this call is 69317082. This event also will be webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents.

A replay of this call will be available beginning at approximately 6:30 p.m. ET today and will remain available through Nov. 18 at 11:59 p.m. ET. To access the replay, U.S. callers may dial toll-free 1-888-286-8010; international callers may dial direct (+1) 617-801-6888. The replay passcode is 87044381.

About Syniverse

Syniverse Technologies (NYSE:SVR) provides solutions that allow more than 600 communications companies in over 120 countries to provide seamless mobile services by making it possible for disparate technologies and standards to interoperate. Syniverse’s flexibility and customer focus permit its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated data and video services wherever and whenever subscribers need them. With more than 20 years in the industry, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

Cautionary Notice Regarding Forward-Looking Statements

Certain of the statements in this Press Release may constitute “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Syniverse to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation: statements regarding Syniverse’s ability to continue to report positive results in future periods and/or to continue to experience organic growth; Syniverse’s ability to realize the benefits of investments that it has made in its people and technology; Syniverse’s ability to continue to realize a positive global renewal rate; Syniverse’s ability to provide a high level of service quality and value to its customers; Syniverse’s ability to successfully and timely integrate BSG Wireless, and to realize the anticipated cost savings of that integration when and in the amounts anticipated; and Syniverse’s guidance for 2008, as contained under the caption “Outlook”, including, without limitation, expected net revenues, net income, adjusted EBITDA, cash net income and operating free cash flow for 2008, as well as the assumptions, estimates, and judgments applied in creating such guidance.

Syniverse Technologies  |   8125 Highwoods Palm Way, Tampa, FL USA 33647-1776  |  1.813.637.5000  |  www.syniverse.com

These forward-looking statements are based upon information presently available to the Company’s management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties, including, without limitation, those other risks and factors discussed in Syniverse’s Annual Report on Form 10-K for the year ended December 31, 2007 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” and “Risk Factors” and otherwise in Syniverse’s reports and filings that it makes with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. Syniverse has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this Press Release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as otherwise may be required by law.

# # #

For more information:

Jim Huseby

Syniverse Investor Relations

+1 (813) 637-5007 (office)

Jim.huseby@syniverse.com

Diane Rose

Syniverse Corporate Communications

+1 813.637.5077 (office)

diane.rose@syniverse.com

Syniverse Technologies  |   8125 Highwoods Palm Way, Tampa, FL USA 33647-1776  |  1.813.637.5000  |  www.syniverse.com

Syniverse Holdings, Inc.

Condensed Consolidated Statements of Income (unaudited)

and Other Supplemental Information

(In thousands except per share information)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Technology Interoperability Services	$88,568	$51,006	$237,577	$130,862
Network Services	31,097	31,990	92,382	93,659
Number Portability Services	8,076	7,060	21,462	20,104
Call Processing Services	7,546	8,191	23,248	23,821
Enterprise Solutions	524	943	1,943	3,223

Revenues excluding Off Network Database Queries	135,811	99,190	376,612	271,669
Off Network Database Queries	1,358	1,088	3,821	4,362

Total Revenues	137,169	100,278	380,433	276,031

Cost of operations	43,133	34,584	122,700	102,100

Gross Margin	94,036	65,694	257,733	173,931

Gross Margin %	68.6%	65.5%	67.7%	63.0%
Gross Margin % before Off Network Database Queries	69.2%	66.2%	68.4%	64.0%

Sales and marketing	11,071	7,483	34,025	21,947
General and administrative	19,784	14,317	57,794	41,920
Depreciation and amortization	13,809	10,861	41,233	31,864
Restructuring	(46)	(319)	(29)	2,236

Operating income	49,418	33,352	124,710	75,964

Other expense, net
Interest expense, net	(8,686)	(6,201)	(26,901)	(17,397)
Other, net	(164)	(90)	(379)	38

	(8,850)	(6,291)	(27,280)	(17,359)

Income before provision for income taxes	40,568	27,061	97,430	58,605

Provision for income taxes	15,101	10,582	36,218	22,812

Net income	$25,467	$16,479	$61,212	$35,793

Net income per share
Basic	$0.38	$0.24	$0.91	$0.53
Diluted	$0.37	$0.24	$0.90	$0.53

Shares used in calculation
Basic	67,757	67,377	67,629	67,298
Diluted	68,204	67,607	68,075	67,467

Other Supplemental Information:

Revenue by region (1) (unaudited):	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
North America (U.S. and Canada)	$98,346	$77,274	$271,491	$213,219
Asia Pacific	10,357	11,279	32,430	30,528
Caribbean and Latin America (includes Mexico)	8,099	6,243	23,413	17,027
Europe, Middle East and Africa	19,009	4,394	49,278	10,895

Subtotal non- North American Revenue	37,465	21,916	105,121	58,450

Revenues excluding Off Network Database Queries	135,811	99,190	376,612	271,669
Off Network Database Queries	1,358	1,088	3,821	4,362

Total Revenues	$137,169	$100,278	$380,433	$276,031

(1)	Based on “bill to” location on invoice.

Syniverse Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands except share information)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash	$126,035	$49,086
Accounts receivable, net of allowances of $644 and $762, respectively	98,599	79,378
Prepaid and other current assets	16,099	12,240

Total current assets	240,733	140,704

Property and equipment, net	47,699	43,856
Capitalized software, net	60,740	62,615
Deferred costs, net	9,456	10,786
Goodwill	608,952	616,304
Identifiable intangibles, net	215,791	232,023
Other assets	2,130	1,262

Total assets	$1,185,501	$1,107,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,233	$5,006
Accrued payroll and related benefits	17,935	12,016
Accrued interest	1,797	5,910
Deferred revenues	5,422	5,327
Other accrued liabilities	30,994	34,789
Current portion of Term Note B	3,463	3,459

Total current liabilities	66,844	66,507

Long-term liabilities:
Deferred tax liabilities	65,086	43,587
7 3/4% senior subordinated notes due 2013	175,000	175,000
Term Note B, less current maturities	339,354	344,476
Other long-term liabilities	6,457	7,188

Total long-term liabilities	585,897	570,251

Stockholders’ equity:
Preferred stock, $0.001 par value; 300,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 100,300,000 shares authorized; 68,844,182 shares issued and 68,446,184 shares outstanding and 68,683,075 shares issued and 68,302,956 shares outstanding at September 30, 2008 and December 31, 2007, respectively	68	68
Additional paid-in capital	469,198	463,711
Retained earnings	66,063	4,851
Accumulated other comprehensive income	(2,539)	2,191
Common stock held in treasury, at cost; 391,998 and 380,119 at September 30, 2008 and December 31, 2007, respectively	(30)	(29)

Total stockholders’ equity	532,760	470,792

Total liabilities and stockholders’ equity	$1,185,501	$1,107,550

Syniverse Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(Amounts in thousands)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities
Net income	$61,212	$35,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization including amortization of deferred debt issuance costs	42,563	32,661
Provision for (recovery of) uncollectible accounts	(129)	203
Deferred income tax expense	24,006	19,086
Stock-based compensation	3,738	2,445
Loss on disposition of property	478	1,061
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(19,664)	(8,314)
Other current assets	(3,518)	(1,513)
Accounts payable	8,205	618
Other current liabilities	(6,949)	(10,022)
Other assets and liabilities	(26)	(3,982)

Net cash provided by operating activities	109,916	68,036

Cash flows from investing activities
Capital expenditures	(29,406)	(21,974)
Acquisition of BSG Wireless	(823)	—
Acquisition of ITHL	—	(735)

Net cash used in investing activities	(30,229)	(22,709)

Cash flows from financing activities
Debt issuance costs	—	(6,428)
Principal payments on senior credit facility	(2,654)	(24,561)
Employee stock purchase plan	388	430
Stock options exercised	1,951	294
Minimum tax withholding on restricted stock awards	(590)	(275)
Purchase of treasury stock	(1)	(1)

Net cash used in financing activities	(906)	(30,541)

Effect of exchange rate changes on cash	(1,832)	552

Net increase in cash	76,949	15,338
Cash at beginning of period	49,086	26,704

Cash at end of period	$126,035	$42,042

Supplemental cash flow information
Interest paid	$30,018	$21,421
Income taxes paid	9,059	2,826

Syniverse Holdings, Inc.

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Reconciliation to adjusted EBITDA
Net income	$25,467	$16,479	$61,212	$35,793
Interest expense, net	8,686	6,201	26,901	17,397
Provision for income taxes	15,101	10,582	36,218	22,812
Depreciation and amortization	13,809	10,861	41,233	31,864
Restructuring	(46)	(319)	(29)	2,236
SFAS 123R non-cash compensation	1,314	976	3,738	2,445
BSG Wireless transition expenses	3,276	—	9,677	—

Adjusted EBITDA	$67,607	$44,780	$178,950	$112,547

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Reconciliation to adjusted net income and cash net income
Net income	$25,467	$16,479	$61,212	$35,793
Add provision for income taxes	15,101	10,582	36,218	22,812

Income before provision for income taxes	40,568	27,061	97,430	58,605
Restructuring	(46)	(319)	(29)	2,236
SFAS 123R non-cash compensation	1,314	976	3,738	2,445
Purchase accounting amortization	7,119	4,703	21,357	14,109
BSG Wireless transition expenses	3,276	—	9,677	—

Adjusted income before provision for income taxes	52,231	32,421	132,173	77,395

Less assumed provision for income taxes at 39%	(20,370)	(12,644)	(51,548)	(30,184)

Adjusted net income	31,861	19,777	80,625	47,211

Add cash savings of tax deductible goodwill(1)	2,301	2,301	6,903	6,903

Cash net income	$34,162	$22,078	$87,528	$54,114

Adjusted net income per share	$0.47	$0.29	$1.18	$0.70
Cash net income per share	$0.50	$0.33	$1.29	$0.80
Diluted shares outstanding	68,204	67,607	68,075	67,467

1)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Reconciliation to operating free cash flow
Net cash provided by operating activities	$45,790	$29,301	$109,916	$68,036
Capital expenditures	(9,045)	(5,921)	(29,406)	(21,974)
Cash received in legal settlement	—	—	—	(2,500)
Change in working capital due to ITHL contingent payment	—	—	—	6,160
Change in working capital due to payment of BSG pre-acquisition contractual obligation	—	—	5,440	—

Operating Free Cash Flow	$36,745	$23,380	$85,950	$49,722

Supplemental cash flow information:
Cash interest paid	$15,838	$9,658	$31,018	$21,421
Cash income taxes paid	2,692	1,176	9,059	2,826

Syniverse Holdings, Inc.

Reconciliation of Non GAAP Measure Estimates to GAAP (unaudited)

(in millions)	2008E Low	2008E High
Reconciliation to adjusted EBITDA
Net income	$69.0	$74.0
Interest expense, net	36.0	36.0
Provision for income taxes	42.0	44.0
Depreciation and amortization(1)	57.0	57.0
SFAS 123R non-cash compensation	5.5	5.5
BSGW transition expenses(2)	13.5	13.5

Adjusted EBITDA	$223.0	$230.0

Reconciliation to adjusted net income and cash net income
Net income	$69.0	$74.0
Add provision for income taxes	42.0	44.0

Income before provision for income taxes	111.0	118.0

Adjustments income before provision for income taxes

Purchase accounting amortization	28.5	28.5
SFAS 123R non-cash compensation	5.5	5.5
BSGW transition expenses(2)	13.5	13.5

Adjusted income before provision for income taxes	158.5	165.5

Less assumed provision for income taxes	(62.7)	(64.7)

Adjusted net income	95.8	100.8

Add cash savings of tax deductible goodwill(3)	9.2	9.2

Cash net income	$105.0	$110.0

1)	Includes preliminary estimates of purchase accounting amortizations for BSGW.
2)	Represents certain costs that we do not expect to continue in the business upon full integration including:
a)	Integration specific expenses, including any temporary headcount needed for the migrations, travel for the integration teams, and other one-time costs related to the integration project and:
b)	Duplicative data processing and headcount expenses that we do not plan to remain following the full integration.
3)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.